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EXHIBIT 12.1 - COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                      For the year ended
                                                                      December 31, 1996
                                                                           (000's)
                                                                      ------------------
Income before provision for income taxes                                 $  136,280
 Add (subtract):

   Interest on term loans and notes                                          16,411

   Amortization of debt costs                                                   661

   Portion of rents representative of interest                                  628
                                                                         ----------
Income as adjusted                                                       $  153,980


Fixed Charges:

  Interest on term loans and notes                                       $   16,411

  Amortization of debt costs                                                    661

  Portion of rents representative of interest                                   628
                                                                         ----------
Total fixed charges                                                      $   17,700


Ratio of Consolidated Earnings to Fixed Charges                                8.70
                                                                         ==========

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